Exhibit 99.1

AIRO Reports First Quarter 2026 Results

MCLEAN, Va. - AIRO Group Holdings, Inc. (NASDAQ: AIRO) (“AIRO” or the “Company”), a global leader in advanced aerospace and defense technologies, today announced financial results for the first quarter ended March 31, 2026.

“Following a foundational 2025, we continued to take important steps in the first quarter to strengthen our infrastructure and strategic focus needed to scale AIRO into a leading, integrated aerospace and defense platform. As a newly public company, we are prioritizing disciplined capital deployment, aligning our investments with what we believe to be the highest-return opportunities across defense mobility, security, and training. While first quarter results reflect expected variability and investment timing, we believe this represents the low point for the year and positions us for accelerated growth as we execute against a robust pipeline of demand. And, we are reiterating our full-year 2026 revenue growth guidance of 15% to 25%,” stated Dr. Chirinjeev Kathuria, Executive Chairman.

“We delivered a solid start to 2026, with results in line with our expectations and reinforcing our confidence in our full-year outlook. During the quarter, we refined our strategic focus to further align AIRO with the growing drone market, centered on delivering mission-ready, AI-enabled unmanned systems to U.S. and allied defense customers. With growing demand, a backlog that continues to build, and key milestones ahead, including Blue UAS certification and the introduction of new products, we believe we are well positioned for a strong rest of the year and meaningful long-term value creation,” said Joe Burns, Chief Executive Officer of AIRO.

First Quarter 2026 Financial Highlights

●	Revenue: $8.9 million, compared to $11.8 million in the first quarter of 2025.

●	Gross profit: $2.4 million, representing gross margin of 26.6%, compared to $6.9 million, representing gross margin of 58.8% in the prior year period.

●	Operating loss: $(17.2) million, compared to $(3.1) million in the first quarter of 2025.

●	Net loss: $(15.5) million, compared to $(2.0) million in the first quarter of 2025.

●	EBITDA: $(14.3) million, compared to $2.7 million in the first quarter of 2025.

●	Adjusted EBITDA: $(12.8) million, compared to $0.1 million in the first quarter of 2025.

First Quarter 2026 & Recent Operational Highlights

●	Advanced AI-enabled drone capabilities with launch of full-stack RQ-35 variant. AIRO began marketing and selling an AI-enabled version of its flagship RQ-35 Heidrun, enhancing performance in GPS-denied environments and reinforcing its leadership in next-generation ISR systems.

●	Shifting focus toward cargo and ISR markets while expanding medium-lift drone portfolio. AIRO is prioritizing development of a large cargo drone platform and ISR variant, rather than passenger drones, built on a shared architecture to enable lower-cost development, reduced regulatory complexity, and more predictable, diversified revenue. In parallel, the Company unveiled the JX250 and JC250 aircraft, projected to achieve up to 1,000 miles of range and up to 16 hours of endurance in ISR configurations, which would significantly expand operational reach and AIRO’s addressable market; based on current progress, first flight is targeted this year, with commercialization and operational deployment expected to begin in 2027.

●	Optimizing portfolio to sharpen focus on the drone market; evaluating strategic alternatives for Training segment. AIRO is sharpening its focus on the drone market, where the Company sees the most significant and immediate opportunity while positioning for long-term growth. As part of this effort, the Company is evaluating the strategic fit and long-term role of its Training segment. The Training segment remains a valuable asset with significant long-term opportunity, but the segment is capital-intensive and often requires meaningful ongoing investment.

●	Scaled manufacturing capacity to support future demand growth. Continued modernization of the Støvring, Denmark facility, increasing production capacity to approximately 30% above current backlog levels and improving operational efficiency.

●	Sustained backlog strength and stable near-term revenue visibility. Drone backlog exceeded $150 million as of April 30, 2026, consistent with March 31, 2026 levels, providing strong visibility with the majority expected to convert to revenue over the next 12 months.

First Quarter 2026 Financial Results

Revenue for the first quarter of 2026 was $8.9 million, compared to $11.8 million in the first quarter of 2025. The year-over-year decrease was in line with internal expectations and reflects normal seasonality, timing of customer shipments, and a higher mix of upgrade-related activity during the period.

Gross profit for the first quarter was $2.4 million, representing a gross margin of 26.6%, compared to $6.9 million and 58.8% in the prior-year period. The change in margin was primarily driven by product mix, with a greater contribution from lower-margin upgrade programs versus full system deliveries. The Company expects margins to improve over the balance of the year as drone deliveries resume as the primary revenue driver.

Operating loss for the quarter was $(17.2) million, compared to $(3.1) million in the first quarter of 2025. The increase in operating loss reflects lower revenue, higher cost of sales, and continued investment in engineering, production scaling, and public company infrastructure following the Company’s initial public offering (“IPO”).

Net loss for the first quarter was $(15.5) million, compared to $(2.0) million in the prior-year quarter, reflecting the same factors impacting operating performance.

EBITDA was $(14.3) million, compared to $2.7 million in the prior-year period. Adjusted EBITDA was $(12.8) million, compared to $0.1 million in the prior-year period, reflecting the impact of product mix dynamics and continued investments to support long-term growth.

As of March 31, 2026, cash totaled $54.2 million, with approximately $1.2 million in total debt, providing the Company with financial flexibility to support ongoing strategic initiatives.

Drone backlog totaled more than $150 million as of April 30, 2026, consistent with March 31, 2026. The Company expects the majority of this backlog to convert to revenue over the next 12 months, providing strong visibility into future growth. Management continues to view backlog conservatively and believes its expanding pipeline provides additional upside beyond current backlog levels.

EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures and Backlog” below for the definition of each non-GAAP financial measure and the tables that follow for a reconciliation of each of these non-GAAP measures to net (loss) income, the most comparable GAAP measure.

Outlook

The Company reiterates its full-year 2026 revenue growth expectations of 15% to 25% year over year. As of April 30, 2026, drone backlog exceeded $150 million, and the Company expects the majority of this to convert over the next 12 months.

Growth in 2026 is expected to be supported by increased drone system deliveries, expanded manufacturing capacity, continued international demand from NATO-aligned defense customers and progress across strategic partnerships and new platform development.

As is typical for businesses serving government and defense customers, revenue recognition may vary meaningfully across quarters depending on contract timing, production schedules and delivery milestones.

Additionally, the Company is introducing full-year 2026 Adjusted EBITDA guidance in the negative mid- to high-teens dollar range, reflecting strategic investments across the business to drive organic growth.

Our financial outlook is based on assumptions that we believe to be reasonable as of the date of this release, but may be materially affected by many factors, as discussed below under “Forward Looking Statements.” Actual results may vary from the guidance and the variations may be material. We undertake no intent or obligation to publicly update or revise this outlook, whether as a result of new information, future events or otherwise, except as required by law.

AIRO is unable to include a reconciliation of forward-looking Adjusted EBITDA to net loss, the most directly comparable GAAP measure, without unreasonable effort due to the high variability with respect to the impact of items such as depreciation and amortization, stock-based compensation expense and other items that are excluded from Adjusted EBITDA.

Conference Call and Webcast

AIRO will host a conference call to discuss its first quarter 2026 results and business outlook on May 14, 2026, at 8:00 am ET. Participants can join the call by dialing 1 (800)-715-9871 (US) or 1 (646)-307-1963 (international) and enter the access code 7911023. To listen to the live audio webcast and Q&A, visit the Event & Presentations section of AIRO’s investor relations website at AIRO Group Holdings, Inc. - Events & Presentations, or by clicking on the link HERE. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

A replay of the webcast will be available on the website within 24 hours after the call. The earnings press release and related materials will also be available on AIRO’s investor relations website at https://investor.theairogroup.com/.

About AIRO

AIRO Group Holdings is a next-generation aerospace and defense platform driving innovation across defense and commercial markets. Headquartered in McLean, VA, with operations in the U.S., Canada, and Denmark, AIRO combines a global reach with deep technical expertise.

Through a vertically integrated model, AIRO delivers mission-critical solutions centered on its drone platforms, leveraging advanced avionics, integrated training capabilities, and embedded autonomy across systems.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “intends,” “plans,” “estimates,” or “anticipates,” or similar expressions which concern our strategy, plans, projections or intentions. These forward-looking statements may be included throughout this press release and include, but are not limited to, statements relating to AIRO’s expectations around its strategic initiatives and growth trajectory, statements relating to estimates and forecasts of financial and performance metrics, including full year 2026 outlook, the timing of Blue UAS certification and impact on procurement opportunities, the amount and timing of Drone backlog converting to revenue, anticipated product performance and capabilities, the optimization of its AIRO’s portfolio and evaluation of the strategic fit and long-term role of its Training segment, the sufficiency of AIRO’s cash and restricted cash to support ongoing strategic initiatives, the demand for, market acceptance of and opportunity of AIRO’s products and services, AIRO’s ability to enter into strategic partnerships and the impacts of such partnerships and other statements that are not historical fact. By their nature, forward-looking statements are not statements of historical fact or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify, including those described in the section titled “Risk Factors” in AIRO’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (“SEC”) on March 31, 2026 as well as other filings AIRO may make with the SEC in the future. Forward-looking statements represent AIRO’s management’s beliefs and assumptions only as of the date such statements are made. AIRO undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Non-GAAP Financial Measures and Backlog

To supplement its condensed consolidated financial statements prepared and presented in accordance with GAAP, AIRO uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin, as described below, to facilitate analysis of its financial and business trends and for internal planning and forecasting purposes. AIRO defines (1) EBITDA as net loss before interest (income) expense, income tax (benefit) expense and depreciation and amortization, (2) Adjusted EBITDA as net loss before interest (income) expense, income tax (benefit) expense, depreciation and amortization, stock-based compensation and contingent consideration fair value adjustments and (3) Adjusted EBITDA margin as Adjusted EBITDA divided by revenue. The above items are excluded from EBITDA and Adjusted EBITDA because these items are either non-cash in nature, or because the amount and timing of these items is unpredictable, or because they are not driven by core results of operations, thereby rendering comparisons with prior periods and competitors less meaningful. AIRO believes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating its results of operations, as well as provides useful measures for period-to-period comparisons of its business performance. Moreover, Adjusted EBITDA is a key measurement used by AIRO management internally to make operating decisions, including those related to analyzing operating expenses, evaluating performance and performing strategic planning and annual budgeting.

There are limitations associated with the use of non-GAAP financial measures. These non-GAAP financial measures should not be considered as alternatives to performance measures derived in accordance with GAAP. AIRO’s presentation of these non-GAAP financial measures should not be construed to imply that its future results will be unaffected by items that are excluded from these metrics. In addition, AIRO’s definitions of these non-GAAP financial measures may be different from similarly titled non-GAAP measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and you should not consider any of these non-GAAP financial measures in isolation or as a substitute for analysis of our results as reported under GAAP. See the tables that follow for a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) and Adjusted EBITDA Margin to net income (loss) margin, the most directly comparable financial measures stated in accordance with GAAP.

Drones segment backlog represents unfilled orders for which we have purchase orders or other definitive agreements with customers outside of the United States, as well as orders for which NATO countries have allocated funds but for which no definitive agreement has been executed but is expected once through the administrative process, in each case against which we expect to perform and recognize the majority of revenue in the next 12 months. Drones segment backlog amount was translated to U.S. dollars using applicable exchange rates as of market close on April 30, 2026, and may increase or decrease based on fluctuations in foreign exchange rates.

AIRO Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(Amounts in thousands)	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash	$54,227	$74,358
Restricted cash	189	193
Accounts receivable, net	8,098	12,385
Related party receivables	74	393
Inventory	22,507	11,639
Prepaid expenses and other current assets	9,513	7,508
Total current assets	94,608	106,476
Property and equipment, net	9,917	8,986
Right-of-use operating lease assets	3,032	3,278
Goodwill	569,284	571,653
Intangible assets, net	82,064	83,487
Other assets	210	259
Total assets	$759,115	$774,139

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,661	$6,599
Related party payables	7,807	8,892
Accrued expenses	8,475	7,624
Operating lease liabilities, current	887	902
Deferred revenue	3,557	4,497
Related party borrowings	5	1,161
Current maturities of debt	740	1,190
Total current liabilities	32,132	30,865
Long-term debt, net of current maturities	500	500
Deferred tax liability	1,046	1,046
Long-term deferred revenue	16	8
Operating lease liabilities, noncurrent	2,224	2,478
Other long-term liabilities	800	50
Total liabilities	36,718	34,947

Stockholders’ equity:
Common stock	-	-
Additional paid-in capital	964,524	963,022
Treasury shares	(21,220)	(21,220)
Accumulated other comprehensive income	5,103	7,947
Accumulated deficit	(226,010)	(210,557)
Total stockholders’ equity	722,397	739,192
Total liabilities and stockholders’ equity	$759,115	$774,139

AIRO Group Holdings, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended March 31,
(Amounts in thousands, except per share amounts)	2026	2025
Revenue	$8,901	$11,795
Cost of revenue	6,536	4,862
Gross profit	2,365	6,933

Operating expenses:
Research and development	6,704	3,666
Sales and marketing	1,977	1,433
General and administrative	10,842	4,915
Total operating expenses	19,523	10,014
Loss from operations	(17,158)	(3,081)
Other income (expense):
Interest income (expense), net	376	(1,267)
Other (expense) income, net	(316)	2,662
Total other income (expense)	60	1,395
Loss before income tax benefit (expense)	(17,098)	(1,686)
Income tax benefit (expense)	1,645	(287)
Net loss	$(15,453)	$(1,973)

Net loss per share – basic and diluted	$(0.49)	$(0.12)

Weighted-average number of shares of common stock used in computing net loss per share, basic and diluted	31,395	16,387

AIRO Group Holdings, Inc.

Non-GAAP Reconciliations

(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except percentages)	2026	2025
Net loss	$(15,453)	$(1,973)
Depreciation and amortization	3,130	3,138
Income tax (benefit) expense	(1,645)	287
Interest (income) expense, net	(376)	1,267
EBITDA	(14,344)	2,719
Stock-based compensation	1,502	125
Contingent consideration fair value adjustments	-	(2,738)
Adjusted EBITDA	$(12,842)	$106

Net loss margin	(173.6)%	(16.7)%
Adjusted EBITDA margin	N.m.	0.9%

N.m. – not meaningful

Investor Relations Contact

Jack Senft

AIRO Group Holdings, Inc.

InvestorRelations@theairogroup.com

Media Contact

Dan Johnson

AIRO Group Holdings, Inc.

media@theairogroup.com

Source: AIRO Group Holdings, Inc.